Exhibit 99.1

Celator Pharmaceuticals® Announces Positive Results in Patients with FLT3 Mutation from the Phase 3 Trial in High-Risk Acute Myeloid Leukemia

Statistically significant improvement in response rate over 7+3

Data presented at the European Hematology Association Annual Congress

EWING, N.J., June 14, 2016 – Celator Pharmaceuticals, Inc. (Nasdaq: CPXX) today announced positive response rate results in AML patients with FLT3 (FMS-like tyrosine kinase-3) mutation were presented at the European Hematology Association (EHA) 21st Annual Congress. The results are from the Company’s Phase 3 trial of VYXEOS™ (cytarabine: daunorubicin) Liposome for Injection (also known as CPX-351) in patients with high-risk (secondary) acute myeloid leukemia (AML).

Data, independently validated, from AML patients with a FLT3 mutation demonstrated VYXEOS had a statistically significant improvement in induction response rate (CR+CRi of 68.2% versus 25.0%; p=0.007). A benefit in induction response rate was seen in both FLT3-ITD and FLT3-TKD patients.

Response Rate (responders/number of patients)
	VYXEOS (CPX-351)	7+3
FLT3 mutated	15/22 (68.2%)	5/20 (25.0%)
FLT3-ITD	12/19	3/13
FLT3-TKD	3/3	2/7

An improvement in overall survival was also observed in FLT3 mutated patients with median overall survival of 10.25 months in the VYXEOS arm compared to 4.55 months in the 7+3 arm. The Hazard Ratio (HR) was 0.57 (p-value=0.093). In addition, preliminary data on NPM1 and CEBPa mutations were presented showing an improvement in response rate and overall survival in patients with these mutations. Final data for NPM1 and CEBPa mutations is expected to be presented at an upcoming medical conference.

“The improved response and survival observed in this exploratory analysis for VYXEOS over 7+3 in molecularly-defined AML subsets from the Phase 3 trial are promising, particularly for mutated FLT3 patients who typically have a poor prognosis,” said Bruno C. Medeiros, M.D., Associate Professor of Medicine, Stanford University Medical Center. “These clinical data corroborate previous ex vivo results suggesting increased sensitivity of FLT3 mutated AML blasts to VYXEOS and supports ongoing and prospective clinical studies in a broader range of AML cohorts.”

Approximately 20-30% of AML patients harbor some form of FLT3 mutation. The significance of the mutation, in any given patient, varies according to the nature of the mutation and the context in which it occurs. The most common type of mutation is an internal tandem duplication (ITD) mutation localized to a membrane region of the receptor, while point mutations in the tyrosine kinase domain (TKD) are less common. AML patients with a FLT3 mutation are believed to have a poorer prognosis than the overall population diagnosed with AML.

“We continue to learn more from the Phase 3 trial about the benefit of VYXEOS in AML patients,” said Scott Jackson, Chief Executive Officer of Celator Pharmaceuticals. “The results seen in patients with the FLT3 mutation are encouraging and generated the hypothesis that FLT3 mutated AML may be more sensitive to VYXEOS treatment and lead to improved clinical benefit. Further clinical trials are warranted in this patient population.”

The company expects to submit a New Drug Application (NDA) for VYXEOS with the U.S. Food and Drug Administration (FDA) by the end of the third quarter of 2016 and submit a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in the first quarter of 2017.

The clinical trial was conducted in partnership with The Leukemia & Lymphoma Society® (LLS) through its Therapy Acceleration Program (TAP), which has supported the clinical development of VYXEOS beginning in Phase 2.

Phase 3 Trial Design

The randomized, controlled, Phase 3 trial (Protocol NCT01696084), enrolled 309 patients at 39 sites in the United States and Canada, and compared VYXEOS to the conventional cytarabine and daunorubicin treatment regimen (commonly referred to as 7+3) as first-line therapy in older (60-75 years of age) patients with high-risk (secondary) AML. Patients were stratified for age (60 to 69 and 70 to 75 years of age) and AML type; treatment-related AML, AML with documented history of myelodysplastic syndrome (MDS) with prior treatment with hypomethylating agent therapy, AML with documented history of MDS without prior hypomethlyating agent therapy, AML with a documented history of chronic myelomonocytic leukemia (CMMoL), and de novo AML with a karyotype characteristic of MDS.

Patients were randomized 1:1 to receive either VYXEOS or 7+3. Patients could receive one or two inductions, and responding patients could receive one or two consolidations. First induction for VYXEOS was 100u/m2; days 1, 3, and 5 by 90-minute infusion and for the control arm was cytarabine 100mg/m2/day by continuous infusion for 7 days and daunorubicin 60mg/m2 on days 1, 2, and 3 (7+3). Second induction for VYXEOS-treated patients was 100u/m2 on days 1 and 3, and the control arm was cytarabine 100mg/m2/day by continuous infusion for 5 days and daunorubicin 60mg/m2 on days 1 and 2 (5+2).

Only patients with documented CR or CRi were eligible to receive chemotherapy consolidation. Consolidation for VYXEOS-treated patients was 65u/m2 on days 1 and 3 and the control arm was cytarabine 100mg/m2/day by continuous infusion for 5 days and daunorubicin 60mg/m2 on days 1 and 2 (5+2).

About VYXEOS

VYXEOS (cytarabine:daunorubicin) Liposome for Injection, also known as CPX-351, is a nano-scale co-formulation of cytarabine and daunorubicin at a synergistic 5:1 molar ration. VYXEOS represents a novel approach to developing combinations of drugs in which molar ratios of two drugs with synergistic anti-tumor activity are encapsulated in a nano-scale liposome in order to maintain the desired ratio following administration. The FDA granted Breakthrough Therapy designation to VYXEOS for the treatment of adults with therapy-related AML (t-AML) or AML with myelodysplasia-related changes (AML-MRC). VYXEOS was granted orphan drug status for the treatment of AML by the FDA and the European Commission. VYXEOS was also granted Fast Track designation for the treatment of elderly patients with secondary AML by the FDA.

About AML

Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. The American Cancer Society estimates that there will be 19,950 new cases of AML and 10,430 deaths from AML in the U.S. in 2016. In Europe the number of new cases is estimated to be 18,000 and in Japan the number is 5,500. The Company estimates that nearly 70 percent of AML patients are over the age of 60, and approximately 75% are intermediate or high risk. Furthermore, approximately half of those patients are considered suitable for intensive treatment.

Even with current treatment, overall survival for AML is poor. In patients over 60 years of age, the 5 year survival rate is less than 10%. In high-risk (secondary) AML, overall survival is lower, resulting in an acute need for new treatment options for these patients.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is an oncology-focused biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations of anti-cancer drugs, incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensuring exposure of this ratio to the tumor. Celator’s lead product is VYXEOS™ (also known as CPX-351), a nano-scale liposomal formulation of cytarabine:daunorubicin that has completed a Phase 3 trial for the treatment of acute myeloid leukemia. Celator has also conducted clinical development on CPX-1, a nano-scale liposomal formulation of irinotecan:floxuridine studied in colorectal cancer; and have a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation. More recently, the company has advanced its CombiPlex platform and broadened its application to include molecularly targeted therapies. For more information, please visit Celator’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the safety, potential efficacy, therapeutic potential and commercial potential of VYXEOS™ (also known as CPX-351), our expectations regarding the timing of our regulatory filings, our expectations regarding our research and development programs and advancing our CombiPlex platform and the potential to establish research and development collaborations applying our proprietary technologies with other biotechnology/pharmaceutical companies. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our development programs, future results, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of clinical studies, whether clinical study results obtained to date will be predictive of future results, whether the final results of our clinical studies will be supportive of regulatory approval to market VYXEOS and other matters that could affect the commercial potential of our drug candidates. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by the company with the U.S. Securities and Exchange Commission.

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Media:

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